Exhibit 99.1

      International Shipholding Corporation Reports Fourth Quarter Results

     NEW ORLEANS--(BUSINESS WIRE)--January 25, 2007--International Shipholding Corporation (NYSE: ISH) today reported results for the three-month and twelve-month periods ended December 31, 2006. The Company reported net income of $22.362 million for the three months ended December 31, 2006, which included pre-tax gains of $22.598 million on the sale of our minority investment in another company and $4.914 million on the sale of a LASH vessel and related LASH barges. For the comparable three months ended December 31, 2005, the Company reported a net loss of $225,000, which included after-tax losses related to the impact of Hurricanes Katrina and Rita of $1.108 million. For the full year 2006, net income was $17.048 million, including the aforementioned gains, compared to net income of $6.996 million for the full year 2005, which included after-taxes losses associated with the hurricanes of $2.1 million and losses from discontinued operations of $1.270 million. Net income (loss) available to common stockholders, after dividends on our preferred stock, was $21.762 million for the three months ended December 31, 2006 and a loss of $825,000 for the three months ended December 31, 2005.

     In November of 2006, we sold our 26.1% investment in Belden Shipholding Pte Ltd ("Belden"), a company that owns and operates cement carrier vessels, for $27.490 million. The sale was pursuant to an unsolicited offer and resulted in the aforementioned pre-tax gain of $22.598 million.

     Operating income for the three months ended December 31, 2006 was $4.398 million higher than in the same period of 2005. The improvement in operating income included the aforementioned gain of $4.914 million on the sale of a LASH vessel and related LASH barges. During the third quarter of 2006, the Company re-evaluated its TransAtlantic LASH Liner Service and decided to reduce the capacity of that service from two LASH vessels to one during the fourth quarter. Cargo volume was lower in the first half of 2006 than in the previous year, and in the third quarter of 2006, the European Union placed an embargo on certain rice shipments from the United States, which comprised a significant portion of our TransAtlantic LASH Liner Service's volume. At the end of the third quarter, we purchased a LASH vessel that we had been leasing for use in this service, and subsequently sold that vessel and related LASH barges during the fourth quarter to a third party for $12.2 million.

     Despite the decrease in volume for the TransAtlantic LASH Liner Service, results from the Liner Services segment for the fourth quarter of 2006, which also includes a U.S. Flag LASH service, improved slightly over the same period of 2005. This was primarily because there was a more profitable cargo mix shipped by the U.S. Flag service in the fourth quarter of 2006 as compared to the same period of 2005. Additionally, the decreases in revenue associated with lower volume on the TransAtlantic service were partially offset by cost savings resulting from reducing the capacity of the service.

     The Company's Time Charter segment made the largest contribution to the improvement in operating income during the fourth quarter of 2006 as compared to the same period in 2005. The Company's U.S. Flag Coal Carrier earned revenue at its higher primary contractual rate for the full quarter in 2006, while it earned a lower secondary rate under the same contract during the fourth quarter of 2005. The higher primary rate is available for a specified number of days during each contract year, and those days were fulfilled earlier in 2005 than in 2006.

     The Company's Contract of Affreightment ("COA") and Rail-Ferry Service segments produced slightly lower results for the fourth quarter of 2006 as compared to the same period of 2005. The COA segment, which consists of a contract associated with the Company's Molten Sulphur Carrier, was impacted by less available tonnage from that customer resulting in fewer cargo shipments. For the Rail-Ferry Service segment, increased cargo volume produced higher revenue during the fourth quarter of 2006 as compared to the fourth quarter of 2005, which was impacted by the hurricanes. However, increases in operating costs offset that increase in revenue and resulted in a slight overall decrease in results from this segment for the fourth quarter of 2006 as compared to the same period of 2005.

     Operating income for the Company's Other segment for the fourth quarter of 2006 included a non-recurring charge of approximately $1.9 million associated with terminating the lease of an intermodal transfer facility that was no longer being utilized in the Company's operations. The facility was previously used in the Company's Liner Services segment. The Company has been monitoring the cargo being processed through that facility and evaluating other uses for the facility, and we determined late in 2006 that the best alternative was to terminate the lease of the facility.

     Operating income was also affected by an increase in administrative and general expenses, which were $6.033 million for the fourth quarter of 2006, compared to $3.870 million for the same period of 2005. The increase was primarily associated with one-time costs related to the relocation of the Company's corporate offices, higher fees for professional services, and employee bonus expenses.

     The Company's results from its 50% investment in a company that owns and operates bulk carriers produced higher results for the fourth quarter of 2006 as compared to the same period of 2005, primarily due to higher charter rates earned by two of the ships owned by that company.

     Our income tax provision for the fourth quarter of 2006 was $3.107 million as compared to a tax benefit of $2.150 million for the fourth quarter of 2005. The increase in operating income described above, along with the gain on the sale of the Belden investment, resulted in the tax provision for the fourth quarter of 2006.

     Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

     The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol "ISH Pr".

     Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):


                          Three Months Ended     Twelve Months Ended
                             December 31,            December 31,
                           2006        2005       2006        2005
                        ----------- ----------- ---------- -----------
Revenues                   $58,838     $62,041   $274,881    $262,156

Operating Expenses:
    Voyage Expenses         47,387      52,255    230,510     213,997
    Vessel and Barge
     Depreciation            5,966       5,879     23,735      22,379
    Impairment Loss              -           -      8,866           -
                        ----------- ----------- ---------- -----------
Gross Voyage Profit          5,485       3,907     11,770      25,780
                        ----------- ----------- ---------- -----------

Administrative and
 General Expenses            6,033       3,870     18,765      16,052
Gain on Sale of Other
 Assets                     (4,983)          -     (5,125)       (584)
                        ----------- ----------- ---------- -----------
Operating Income (Loss)      4,435          37     (1,870)     10,312
                        ----------- ----------- ---------- -----------

Interest and Other:
    Interest Expense         2,774       2,802     11,147       9,626
    (Gain) Loss on Sale
     of Investment         (22,598)         68    (23,058)       (287)
    Investment Income         (350)       (250)    (1,397)     (1,111)
    Loss on Early
     Extinguishment of
     Debt                       35         142        248          68
                        ----------- ----------- ---------- -----------
                           (20,139)      2,762    (13,060)      8,296
                        ----------- ----------- ---------- -----------

Income (Loss) from
 Continuing Operations
 Before Provision
 (Benefit) for Income
 Taxes and Equity in Net
 Income of
 Unconsolidated Entities    24,574      (2,725)    11,190       2,016
                        ----------- ----------- ---------- -----------

Provision (Benefit) for
 Income Taxes                3,107      (2,150)    (1,133)     (2,457)
                        ----------- ----------- ---------- -----------

Equity in Net Income of
 Unconsolidated Entities
 (Net of Applicable
 Taxes)                        895         451      4,725       3,793
                        ----------- ----------- ---------- -----------

Income (Loss) from
 Continuing Operations      22,362        (124)    17,048       8,266
                        ----------- ----------- ---------- -----------

Loss from Discontinued
 Over-the-Road
 Transportation
 Operations (Net of
 Applicable Taxes)               -        (101)         -      (1,270)
                        ----------- ----------- ---------- -----------

Net Income (Loss)          $22,362       $(225)   $17,048      $6,996
                        ----------- ----------- ---------- -----------

Preferred Stock
 Dividends                     600         600      2,400       2,367
                        ----------- ----------- ---------- -----------

Net Income (Loss)
 Available to Common
 Stockholders              $21,762       $(825)   $14,648      $4,629
                        =========== =========== ========== ===========

Basic and Diluted
 Earnings Per Common
 Share:

 Net Income (Loss)
  Available to Common
  Stockholders - Basic
    Continuing
     Operations              $3.56      $(0.12)     $2.40       $0.97
    Discontinued
     Operations                  -       (0.02)         -       (0.21)
                        ----------- ----------- ---------- -----------
                             $3.56      $(0.14)    $ 2.40       $0.76
                        =========== =========== ========== ===========

 Net Income (Loss)
  Available to Common
  Stockholders - Diluted
    Continuing
     Operations              $3.56      $(0.11)     $2.39       $0.96
    Discontinued
     Operations                  -       (0.02)         -       (0.21)
                        ----------- ----------- ---------- -----------
                             $3.56      $(0.13)     $2.39       $0.75
                        =========== =========== ========== ===========

Weighted Average Shares
 of Common Stock
 Outstanding:
   Basic                 6,119,187   6,083,357  6,116,036   6,083,005
   Diluted               6,119,187   6,128,446  6,122,578   6,114,510


     CONTACT: International Shipholding Corporation
              Erik F. Johnsen, Chairman, 504-529-5461
              or
              Niels M. Johnsen, President, 212-943-4141